Exhibit 99.1

                     Stanley Joins Camden National
                    Corporation Board of Directors


    CAMDEN, Maine--(BUSINESS WIRE)--Dec. 3, 2007--Rendle A. Jones, Esq., Chairman of the Board of Directors for Camden National Corporation (CNC), announced that Karen W. Stanley has been named to the board of directors of Camden National Corporation to coincide with the previously announced acquisition of Union Bankshares Company, which is expected to close in early January 2008 pending regulatory approval.

    "We are extremely pleased to add Karen to Camden National's board," said Mr. Jones. "As a current director of the Union Trust Company and a veteran corporate leader, she brings to our board a wealth of expertise and experience in banking and business development as well as strong community involvement in the area of healthcare in Downeast Maine."

    Ms. Stanley commented, "I have a high regard for the dedication and service Camden National delivers to its customers and its communities. This is an exciting opportunity for me, and I look forward to working with Camden National's directors and officers."

    In 1999, Ms. Stanley and her husband established Stanley Subaru in Ellsworth, Maine. Previously, Ms. Stanley served with Priority Management, an international training and development firm, first as an independent associate and later as a member of the senior management team with their international headquarters. Prior to that, she served as Vice President, Personal Banking for Overseas Executives with Citibank N.A. Ms. Stanley began her career in sales with the Xerox Corporation.

    Recognized with the Ellsworth Area Chamber of Commerce's 2004 Corporate Citizen of the Year Award in 2004, Ms. Stanley has been involved in a number of community and civic organizations. Ms. Stanley is the past board chair of Hospice of Hancock County and Hospice Regatta of Maine. She is currently serving on the Hancock County Committee of the Maine Community Foundation and is the Board Chair of Maine Coast Memorial Hospital.

    Ms. Stanley lives with her family in Castine.

    Camden National Corporation, a 2006 Best Places to Work in Maine company headquartered in Camden, Maine, and listed on the American Stock Exchange under the symbol CAC, is the holding company for a family of two financial services companies, including: Camden National Bank (CNB), a full-service community bank with 27 banking offices serving coastal, western, central and eastern Maine, and recipient of the Governor's Award for Business Excellence in 2002, and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor. Acadia Financial Consultants is a division of CNB, offering full-service brokerage services. As previously announced, Camden National Corporation has entered in an Agreement and Plan of Merger with Union Bankshares Company, pursuant to which Union Bankshares will merge with and into Camden National.


    CONTACT: Camden National Corporation
             Public Relations Officer
             Suzanne Brightbill, 207-230-2120